Exhibit 99.1

FOR IMMEDIATE RELEASE:	December 3, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Aetrium Denounces Lawsuit Filed Against It In Connection With Recent Shareholders Meeting

St. Paul, Minn (12/3/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced that on November 29, 2012, it was served with a lawsuit against it and each of its directors brought by a group of dissident shareholders headed by Jeffrey Eberwein. The lawsuit seeks declaratory and injunctive relief relating to the company’s special meeting of shareholders held on November 26, 2012 on the demand of the Eberwein group, including inter alia on the construction and validity of certain of the company’s bylaw provisions, and seeks an order extending the shareholders meeting concluded on November 26. Aetrium strongly believes there is no merit in any of the allegations or claims brought by the Eberwein group in the lawsuit, and intends to vigorously defend against it.

“Mr. Eberwein became a shareholder in Aetrium last August for the express purpose of taking control of the company,” said Joseph C. Levesque, Aetrium president and CEO. “Now, Mr. Eberwein is apparently disappointed that he was not able to garner sufficient support for his attempted takeover to meet quorum for the shareholders meeting. Converts are a measure of success in a proxy contest. I have no idea where Mr. Eberwein gets his statistics, but in fact at most 12% of our shares joined Mr. Eberwein’s group in favoring their takeover. Mr. Eberwein’s attempted takeover has been costly to the company, in expenses the company has had to bear, in diversion of management attention, and in loss of opportunities that we could not pursue and that may no longer be available to us. Through this lawsuit, which we believe has no merit in any respect, Mr. Eberwein continues his divisive, expensive and unsupported attempted takeover. Mr. Eberwein’s group has no experience in our industry and no plan for directing the company forward. We nevertheless continue to offer Mr. Eberwein’s group a voice on our board so that they can participate in our company in a positive, proactive, productive manner. Accordingly, we are very disappointed that they continue to undercut the interests of all shareholders in the company through the further expense and diversion of management attention that will result from their lawsuit.”

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.